                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                       -----------------------------------

                              GREENHOLD GROUP, INC.
                 (Name of small business issuer in its charter)

                                    000-29707
                             Commission File Number

       Florida                                             65-0910697
(State of incorporation)                                (I.R.S. Employer
                                                       Identification No.)

                                      7370
                          (Primary Standard Industrial
                           Classification Code Number)


                    1995 E. Oakland Park Boulevard, Suite 350
                             Oakland Park, FL 33306
                                 (954) 564-0006
          (Address and telephone number of principal executive offices)
                        --------------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------
                                                      Proposed          Proposed
Title of Each                                         Maximum           Maximum
Class of                        Amount                Offering          Aggregate            Amount of
Securities                      To be                 Price             Offering             Registration
To be Registered                Registered            Per Unit          Price                Fee
----------------------------------------------------------------------------------------------------------
Common Stock
 .001 par                        1,000,000             $1.00             $1,000,000                 $250
----------------------------------------------------------------------------------------------------------
Total                           1,000,000             $1.00             $1,000,000                 $250
----------------------------------------------------------------------------------------------------------


THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                              GREENHOLD GROUP, INC.
                    1995 E. Oakland Park Boulevard, Suite 350
                           Oakland Park, Florida 33306

Up to 1,000,000 of the shares of common stock offered are being sold by GREENHOLD GROUP, INC. ("Greenhold"). There is no minimum purchase requirement and no escrow, and the proceeds may be used by Greenhold at its discretion. There is no established public market for Greenhold's common stock, and the offering price has been arbitrarily determined. Greenhold's common stock is not currently listed or quoted on any quotation service. There can be no assurance that Greenhold's common stock will ever be quoted on any quotation service or that any market for Greenhold's stock will ever develop. Greenhold is a start-up company with revenues limited to that of subsidiaries acquired in December 2000 and February 2001. Greenhold is in the transitional stage of developing a system of delivery portals for last-mile broadband delivery of proprietary and entertainment content to the public over the Internet. This offering is self-underwritten. One million shares will be sold by Greenhold's president, John Harris, without the use of an underwriter. This offer will terminate twelve months after the date of this prospectus.

                                  -------------

THE COMMON STOCK OFFERED IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               Price           Underwriting Discounts and         Proceeds to
               to Public       Commissions (2)                    Company (1)
               ---------       --------------------------         -----------

Per Share      $  1.00                     $0                        $ 1.00

Total          $1,000,000                  $0                      $1,000,000

(1) Before deducting expenses payable by Greenhold, estimated at approximately $10,000. This offering is self-underwritten, so Greenhold is not obligated to pay commissions or fees on the sales of any of the shares. This offering is for up to 1,000,000 common shares. There is no minimum contingency, and the proceeds may be used at Greenhold's discretion.

(2) The shares of common stock are being offered by Greenhold through its officer(s) and director(s), subject to prior sale, when, as, and if delivered to and accepted by Greenhold and subject to the approval of certain legal matters by counsel and certain other conditions. Greenhold reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part.


                                 April 30, 2001

TABLE OF CONTENTS

     PROSPECTUS SUMMARY                                                     5

     RISK FACTORS                                                           7
        Risks Related to the Company                                        8
        Risks Related to the Company's Industry                            10
        Risks Related to the Offering                                      12

     USE OF PROCEEDS                                                       13

     PRICE RANGE OF SECURITIES                                             13

     PLAN OF DISTRIBUTION                                                  14

     DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
      CONTROL PERSONS                                                      14

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
       AND MANAGEMENT                                                      15

     DESCRIPTION OF SECURITIES                                             16

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
       FOR SECURITIES ACT LIABILITIES                                      17

     DESCRIPTION OF BUSINESS                                               17

     PLAN OF OPERATION                                                     20

     DESCRIPTION OF PROPERTY                                               22

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                        22

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS                                                            22

     EXECUTIVE COMPENSATION                                                23

     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION                 23

     TABLE OF CONTENTS (continued)

     FINANCIAL INFORMATION
       FINANCIAL STATEMENTS                                               F-1
       PRO FORMA FINANCIAL INFORMATION                                    PF-1

     PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS                   II-1

     ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                 II-1

     ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES                     II-1

     ITEM 27  EXHIBITS                                                    II-1

     ITEM 28  UNDERTAKINGS                                                II-2

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

     The executive office of Greenhold Group, Inc. is located at 1995 E. Oakland Park Boulevard, Suite 350, Oakland Park, Florida 33306 and the phone number is 954-564-0006.

     THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

     CORPORATE BACKGROUND

     Incorporated in the state of Florida on March 22, 1999, to seek and make one or more Business Combinations, Greenhold Group, Inc., became a registered public company on April 25, 2000 following a 10-SB Registration with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     At filing of the 10-SB, Greenhold qualified as a "blank check company" as defined in the Securities Act of 1933, as amended, Section 7(b)(3), with the exception that the 10-SB Registration did not involve any offering of the Company common stock.

     On December 21, 2000 (effective December 31, 2000), pursuant to a Stock Purchase Agreement, sole shareholder Merit First, Inc. sold 2.7 million of their 3 million shares of Greenhold common stock to John D. Harris, Dana M. Gallup, George Papapostolou and Ray Boulouri. Concurrent with the transfer of ownership on December 21, 2000 (effective December 31, 2000), Greenhold:

     1) Acquired w5h, Inc., a Florida corportion, in a voluntary share exchange.
     2) Acquired Online Services of Miami, Inc., ("Miami"), a Florida corporation, an existing Point of Presence ("POP") operation, as a wholly-owned subsidiary in a voluntary share exchange.
     3) Acquired Naples and Port Charlotte POP, Inc. ("Naples"), a Florida corporation, an existing POP operation, as a wholly-owned subsidiary.
     4) Purchased 72% of the shares of Online Services USA, Inc. ("OnlineUSA"), a Florida corporation, an existing ISP operation, in a voluntary share exchange, making OnlineUSA a partially-owned subsidiary.
     5) Purchased 72% of the shares of DNT(TECH), Inc. ("DNT"), a Florida corporation, an Internet systems service company, in a stock-for-stock agreement and voluntary share exchange, making DNT a partially-owned subsidiary.

     6) Acquired in a voluntary share exchange Nexgen Productions, Inc. ("Nexgen"), a Florida corporation, an existing Web design and hosting company, as a wholly-owned subsidiary.

     7) Purchased assets of USSnet, Inc ("USS"), a Florida corporation, an existing ISP operation, in a voluntary share exchange.

And, on January 24, 2001, Greenhold:

     8) Purchased dial-up subscribers of Galaxy Online, Inc., ("Galaxy"), a Florida corporation, an ISP operation.

     9) Purchased the DSL subscribers of Worldwide Internet, Inc., ("WWI"), a Delaware corporation consisting of approximately 320 DSL subscribers.

With the execution of the voluntary share exchange between w5h, Inc. and Greenhold Group, Inc., Greenhold adopted the objective of w5h to offer proprietary and entertainment content to the public over the Internet. Greenhold intends to become a part of the broadband and mass storage revolution using Internet Service Providers (ISPs) as portals for last-mile broadband delivery of its content. A "client" (a person needing proprietary and entertainment content) will log onto the Company website and with the assistance of Greenhold client search-assistants will be able to search our databases for the information they need. Greenhold will obtain data from the world's largest manufacturers and then will recruit expert-anchors, most often retirees who are familiar with the manufacturers' products. Greenhold's goal is to acquire ISPs, web designers and other related Internet businesses to add value in the form of assets and growth potential to Greenhold as it becomes a Proprietary Content Provider.

                                  The Offering

    Common Stock Offered              Up to 1,000,000 shares

    Common Stock Outstanding
     After the Offering               9,545,040

    Use of Proceeds                   Working Capital, Acquisitions,
                                      Growth-related expenses

    Symbol                            None

    Risk Factors                      The shares of common stock involve a
                                      high degree of risk and immediate
                                      substantial dilution.  See "Risk
                                      Factors: and "Dilution"

    Term of Offering                  12 months after date of prospectus

                            -------------------------

                            SUMMARY OF FINANCIAL DATA

     To date Greenhold has not derived any revenues. Revenues in the near future will be limited to those derived from the operations of recently acquired subsidaries. In the meantime the Company will rely on the funds raised in the Offering. The Company's Pro Forma Supplemental Condensed Combined Financial Statements are attached as an Exhibit to the Offering. The data in the Pro Forma come from financial statements for Greenhold and subsidiaries for the periods ended December 1999 and December 2000. The statements include all adjustments that Greenhold considers necessary for a fair pro forma presentation of the results of operations for those periods. The operating results for these periods do not necessarily indicate the results to be expected for any future period.

                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. Such risks include, among others: the Company's stage of development, lack of immediate revenue, and problems inherent to rapid growth and technological changes.

                            -------------------------

RISK FACTORS

     PROSPECTIVE INVESTORS IN THE SHARES OFFERED SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THE PROSPECTUS.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. A PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES. IF ANY OF THE FOLLOWING RISKS OCCUR, THE COMPANY'S BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD BE HARMED. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WHEN USED IN THIS PROSPECTUS, THE WORDS "EXPECT," "ANTICIPATE," "INTEND," "HOPE," "DESIGN," "PLAN" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY CERTAIN OF THESE FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES

     INCLUDE THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

     RISKS RELATED TO THE COMPANY

     Greenhold is a development stage company with limited operating history. This makes it difficult to evaluate future performance and prospects. Greenhold's prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry and especially in markets such as online commerce. As an online commerce start-up, among other things, the Company must successfully:

     -    Establish and grow its client base
     - Establish and maintain commercial relationships with manufacturers and other suppliers of products and services to increase the number of items listed on its service
     -    Implement its branding and marketing strategy
     - Continue to develop and upgrade its technology and information-processing systems
     - Provide superior customer service, including interactive online customer service
     -    Secure adequate financing to fund growth
     - Respond effectively to competitive developments and a rapidly changing market
     - Attract, integrate, retain and motivate qualified personnel Greenhold's failure to accomplish any of these objectives would harm its business, financial condition and results of operations.

     LACK OF REVENUE AND OPERATING LOSSES

     Greenhold combined with w5h, Inc. in December 2000. Prior to that it was a "blank check company" with no operating history. Following the combination, Greenhold began to implement its plan to acquire point of presence ("POP") dial-up subscribers, Internet Service Provider ("ISP") operations and Internet systems services, etc. The Company has not achieved profitability and expects to incur operating losses in the foreseeable future. The Company further expects to continue to incur significant operating and capital expenditures and net operating losses arising from initial development costs, technology improvements and implementation of its business strategy. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to its planned expenditures would have an immediate harmful effect on its business, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions that could harm its short-term or medium-term financial condition and results of operations.

     DIFFICULTY IN MANAGING RAPID GROWTH

     Greenhold expects to grow rapidly by expanding its client base and databases. This growth is likely to place a significant strain on its resources and systems. To manage the expected growth of its operations and personnel, the Company will be required to implement transaction-processing, operational and financial systems, procedures and controls, and to augment, train and manage a growing employee base. The Company also will be required to build its finance, administrative and operations staff.

     Greenhold must attract and retain qualified personnel. New employees will include a number of key managerial, marketing, planning, technical and operations personnel, as well as additional key personnel to be added in the near future. These individuals most likely will not have worked together previously and as a result, may not work together effectively as a team to successfully manage the Company's growth.

     INABILITY TO RESPOND TO RAPID TECHNOLOGICAL CHANGE IN THE INDUSTRY

     The Company's market is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies, to adapt its services to evolving industry standards and to continually improve the performance, features and reliability of its service in response to competitive service and product offerings and evolving demands of the marketplace. The Company's failure to adapt to these changes would harm its business, financial condition and results of operations. In addition, the widespread changes could require substantial expenditures by Greenhold to modify or adapt its fax and e-mail services or its Web infrastructure, which could harm its business, financial condition and results of operations.

     NEED TO CONTINUALLY EXPAND THE COMPANY'S BUSINESS AND RELATED PROBLEMS

     Greenhold believes that, for the foreseeable future, it will need to continually expand its business and operations to meet its strategic goal of serving a growing, global clientele with an evolving mix of products and services. This growth is likely to continue to place a significant strain on the Company's resources. As the Company grows it will also have to implement new operational and financial systems, procedures and controls. If Greenhold is unable to accomplish any of these, its business could be adversely affected.

     NEED TO DEVELOP AND IMPLEMENT INTERNAL SYSTEMS

     The Company will have to develop its Web sites and its financial, administrative and operational services and related support functions. The Company may encounter problems in the establishment and performance of these functions. In addition, Greenhold believes that it will need further improvements in these systems, controls, and procedures to manage its expected growth. The Company's future financial performance could be adversely affected if it does not perform these functions effectively or if it does not implement these systems, controls and procedures successfully.

     RISKS RELATED TO THE COMPANY'S INDUSTRY

     GREENHOLD'S DEPENDENCE ON THE CONTINUING DEVELOPMENT OF THE WEB INFRASTRUCTURE, LACK OF AVAILABLE BROADBAND, TECHNICALLY QUALIFIED PERSONNEL, AND LIMITED CAPITAL TO MEET THE GROWTH IN USE OF THE WEB FOR ONLINE "LAST-MILE" DELIVERY MAY REDUCE ITS REVENUES AND PROFITS.

     The success of the Company's service will depend in part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. Even if the infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, the Company may be required to incur substantial expenditures in order to adapt its service to changing Web technologies, which would harm its business, financial condition and results of operations.

     LEGAL RISKS ASSOCIATED WITH INFORMATION DISSEMINATED THROUGH THE COMPANY'S SERVICE MAY HARM ITS BUSINESS

     The law relating to the liability of companies providing Web-based e-mail and other information services is currently unsettled. It is possible that claims could be made against online services, companies under both United States and foreign law for "spamming," defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE THE COMPANY'S COSTS OF TRANSMITTING DATA AND ITS LEGAL AND REGULATORY EXPENDITURES WHILE DECREASING ITS CLIENT BASE

     Government regulation of communications and commerce on the Internet and through other telecommunication systems varies greatly from country to country. Some countries, such as the United States, have not adopted many laws and regulations to specifically regulate online commerce. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts and information security. Because the Company's services are accessible worldwide, and the Company intends to provide services on a global basis, any jurisdiction in which the Company's services can be accessed or are used may seek to impose its laws on the Company and to enforce those laws in proceedings in those countries, where the Company could be forced to defend itself.

     INTERNATIONAL BARRIERS MAY INCREASE THE COMPANY'S COSTS AND RISKS OF DOING BUSINESS

     Because the Company plans to operate worldwide, it may be subject to significant costs and risks with respect to potentially complex regulatory requirements, currency exchange controls, tariffs and other trade barriers.

     THE COMPANY'S FAILURE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS COULD HARM ITS SERVICE BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

     Greenhold regards the protection of its databases, copyrights, service marks, trademarks, and trade secrets as critical to its future success, and relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect its proprietary rights in products and services. The Company has not yet applied for registration of any of the service marks used by the Company.

     The Company will be entering into confidentiality agreements with its employees and contractors, and nondisclosure agreements with parties with which it conducts business to limit access to and disclosure of the Company's proprietary information. These contractual arrangements or the other steps taken by Greenhold to protect its intellectual property may be insufficient to prevent misappropriation of its technology and may not deter independent, third-party development of similar technologies.

     To date, the Company has not been notified that its technologies infringe the proprietary rights of third parties, but third parties may claim infringement by the Company with respect to past, current or future technologies. Greenhold expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require the Company to enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to the Company, if at all. As a result, any such claim could harm the Company's business, financial condition and results of operations.

     RISKS RELATED TO THE OFFERING

     STATE REGISTRATIONS

     The Company intends to register the shares in New York, Florida, Connecticut and Michigan. The shares may only be traded in the states where registered. There can be no assurances that the shares will be eligible for sale or resale in any jurisdiction other than the states where registered. The Company may apply to register the shares in several states for offer hereunder or for secondary trading, however it is under no requirement to do so. The Company shall amend this prospectus for the purpose of disclosing additions or deletions (if any) to the states listed above.

     POSSIBLE VOLATILITY OF THE COMPANY'S STOCK PRICE COULD HARM ITS
     SHAREHOLDERS

     The value of Internet-related and technology companies in particular has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of such companies. In addition, the value of many technology companies reflects valuations substantially above historical levels. These trading prices and valuations may not be sustained. These broad market and industry factors may harm the market value of the Company, regardless of its operating performance and may make it more difficult for the Company to raise money, either through a public offering or through private financing transactions.

     NO MINIMUM CONTINGENCY AND NO ESCROW

     There is no minimum contingency or escrow of any funds received by Greenhold in this offering, and any funds received may be utilized by Greenhold for any corporate purpose as the funds are received.

USE OF PROCEEDS

     The net proceeds to Greenhold from the sale of the share of common stock offered are estimated to be approximately $1,000,000. Greenhold intends to use these proceeds for working capital and general corporate purposes as follows:

            For                                              $       % of Total
            ---                                          ---------   ----------

         Offering Costs                                  $  10,000        1%
         Operating Capital                               $ 200,000       20%
         Subscriber and related acquisitions             $ 790,000       79%


     The allocation of the net proceeds of the Offering set forth above represents Greenhold's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and Greenhold's future revenues and expenditures. If any of these factors change, Greenhold may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

     As shown above, the Company intends to use a major portion of the proceeds to acquire as yet unidentified non-affiliates of Greenhold which may include Internet Service Providers (ISPs), web designers, and dial-up and Digital Subscriber Line (DSL) subscribers to build the infrastructure for its services.

     Proceeds not immediately required for the purposes described above may be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

PRICE RANGE OF SECURITIES

     Greenhold's common stock is not listed or quoted at the present time, and there is no present public market for Greenhold's common stock. The offering price of $1.00 per share was arbitrarily set by Greenhold management. Greenhold is seeking a market maker who will assist in filing an application for Greenhold Group, Inc. securities to be quoted on the NASD OTC Bulletin Board (Bulletin Board), upon the effectiveness of this Registration Statement, but the obtaining of a quotation is subject to NASD approval, and there can be no assurance that the NASD will accept Greenhold's market maker's application on

     Form 211. Therefore, there can be no assurance that a public market for Greenhold's common stock will ever develop.

PLAN OF DISTRIBUTION

     The shares shall be offered on a self-underwritten basis to qualified investors in the States of New York, Florida, Connecticut and Michigan, and outside the U.S. The offering is self-underwritten by the Company, which offers the Shares directly to investors through officer John Harris, who will offer the Shares by prospectus and sales literature filed with the SEC, to friends, former business associates and contacts, and by direct mail to investors who have indicated an interest in the Company. The offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter or broker.

     The offering of the Shares shall terminate in 180 days unless extended for no more than an additional 180 days at the discretion of the Company.

     The Company reserves the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of Shares subscribed for by such investor.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The members of the Board of Directors of Greenhold serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.

     The current executive officers, key employees and directors of Greenhold are:

     Name                  Age              Position
     ----                  ---              --------

     John D. Harris        60               President, Director

     Lydia V. Diaz         37               Vice President

     John D. Harris, who was the President and CEO of w5h, Inc. (the merged company) has a long-standing background in the computer industry dating back to the 1960s. Mr. Harris owned and operated a software development company from 1980 to 1990. Between 1990 and 1995 Mr. Harris owned and operated the John D. Harris Building Corp., and in 1996 began negotiations to acquire Top Level Domains. In 1998 John Harris founded and commenced serving as President of two internet companies, Domain Name Trust, Inc. and DNT(KY), Inc., which acquired registration and marketing rights for the Top Level Domains ".md" and ".ky," respectively. Both

     Domain Name Trust, Inc. and DNT(KY), Inc. were recently sold at significant gains to investors therein.

     Lydia V. Diaz, formerly Vice-President of Marketing and Public Relations at w5h, Inc., has retained the same title and position within Greenhold Group, Inc. Ms. Diaz has been in the marketing arena for the past decade holding positions as Controller at Fahlgren Benito, Executive Vice President at Meyer and Associates, and as General Manager at Moore, Epstein, Moore. Ms. Diaz recently graduated with a Master's degree in Business Administration from Nova Southeastern University, and holds a Bachelor's degree in Business Administration from Florida Atlantic University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

     a) The following table sets forth information as of February 28, 2001 with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock.

                                                    Shares
                                                    Beneficially    Percent
Name and Address of Beneficial Owner                Owned           of Class
------------------------------------                ------------    --------
John D. Harris
1995 E. Oakland Park Boulevard                      1,538,124          18%
Suite 350
Ft. Lauderdale, FL  33306

Dana M. Gallup
1995 E. Oakland Park Boulevard                      1,355,578          16%
Suite 350
Ft. Lauderdale, FL  33306

George Papapostolou
1342 Colonial Blvd., Suite 17                         912,851          11%
Fort Myers, FL  33907

Ray Bolouri
7918 Jones Branch Drive                               500,000           6%
Suite 600
McLean, VA  22012

Uss.net, Inc.
7918 Jones Branch Drive                               850,000          10%
Suite 600
McLean, VA  22012

     b) The following table sets forth information as of February 28, 2001 with respect to the beneficial ownership of shares of common stock by all directors and executive officers, individually and as a group.

                                                    Shares
                                                    Beneficially    Percent
Name and Address of Beneficial Owner                Owned           of Class
------------------------------------                ------------    --------

John D. Harris
1995 E. Oakland Park Boulevard                      1,538,124          18%
Suite 350
Ft. Lauderdale, FL  33306

Officer(s) and Director(s)
As a Group                                          1,538,124          18%


     Unless otherwise noted, the persons named in the tables have sole voting and investment power with respect to all Shares beneficially owned by them. No person named in the tables is acting as nominee for any persons or is otherwise under the control of any person or group of persons. Tables are based on current outstanding shares of 8,545,000. Percentages have been rounded to the nearest whole number.

DESCRIPTION OF SECURITIES

     The authorized capital stock of Greenhold consists of 50,000,000 shares of common stock, $.001 par value per share. Upon consummation of this Offering, there will be outstanding 9,545,040 Shares of Common Stock.

     Common stock

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

     Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

     Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock and Preferred Stock can elect all of Greenhold's directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by resignation, subject to quorum requirements.

     Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation.

     All outstanding shares of common stock are, and the common stock offered, upon issuance and sale, will be, fully paid and nonassessable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

     COMPANY OVERVIEW

     Greenhold was incorporated in the state of Florida on March 22, 1999 and became a registered public company, qualifying as a "blank check company" on April 23, 2000 following a 10-SB Registration with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. On December 21, 2000 (and effective December 31, 2000) Greenhold executed a voluntary share exchange with w5h, Inc. (a Florida corporation) and adopted the goals of w5h to offer proprietary and entertainment content to the public over the Internet. Toward that end, concurrent with the w5h combination on December 21, 2000 (effective December 31, 2000), the Company acquired assets and subsidiaries that will aid in establishing the operational network necessary to carry out its goals:

     1) acquired w5h, Inc., a Florida corporation, in a voluntary share exchange by issuing 1,985,000 shares of common stock to the 29 shareholders of w5h, Inc. in exchange for their combined 4,962,500 million shares of w5h (at a rate of .40 share of Greenhold for each share of w5h). Greenhold shareholders Harris, Gallup and Papapostolou and/or persons related to them were also shareholders of w5h, owning collectively less than 25% of w5h.

     2) Acquired Florida corporation Online Services of Miami, Inc.,("Miami") an existing Point of Presence ("POP") operation, as a wholly-owned subsidiary. This Internet Service Provider ("ISP") locale consists of approximately 300 dial-up subscribers valued at $500 each. The Company issued 200,000 shares to the Miami shareholders. Greenhold shareholders Harris and Papapostolou were also shareholders in Miami and received 100,000 shares each in the transaction.

     3) Acquired Florida corporation Naples and Port Charlotte POP, Inc.("Naples") an existing POP operation, as a wholly-owned subsidiary. This ISP locale consists of approximately 500 dial-up subscribers valued at $500 each. The Company issued 500,000 shares to Naples shareholders. Greenhold shareholders Harris and Papapostolou were also shareholders in Naples and received 125,000 shares each in the transaction.

     4) Purchased 72% of the shares of Florida corporation Online Services USA, Inc. ("OnlineUSA"),an existing ISP operation, making OnlineUSA a partially-owned subsidiary. The approximately 2,000 OnlineUSA dial-up subscribers are valued at $500 each. The Company issued 1,294,040 shares to OnlineUSA shareholders to gain ownership of 72% of the shares of OnlineUSA. Greenhold shareholders Harris, Gallup and Papapostolou and persons related to them received shares amounting to approximately 57% of the 1,294,000 issued in the transaction.

     5) Purchased 72% of the shares of Florida corporation DNT(TECH), Inc. ("DNT"), an Internet systems service company, in a stock-for-stock agreement, making DNT a partially-owned subsidiary upon the issue of 96,000 shares of Greenhold common stock. Greenhold shareholders Harris, Gallup and Papaposotlou and persons related to them received shares amount to approximately 85% of the 96,000 issued in the transaction.

     6) Acquired Florida corporation Nexgen Productions, Inc. ("Nexgen"), an existing Web design and hosting company, as a wholly-owned subsidiary by issue of 300,000 shares of Greenhold common stock to Nexgen shareholders.

     7) Purchased dial-up subscribers of Florida corporation USSnet, Inc ("USS"), and existing ISP operation, paying $100,000 cash and 850,000 shares to USS for approximately 1800 dial-up subscribers.

And, subsequently, on January 24, 2001, Greenhold:

     8) By Contract to Purchase Assets, Greenhold purchased dial-up subscribers of Florida corporation Galaxy Online, Inc. ("Galaxy"), an ISP operation located in Bonita Springs, Florida. The assets purchased consist of approximately 1700 dial-up subscribers, domains and equipment. The compensation

          (to be paid March 31, 2001) will be $50 cash and 100 shares of Greenhold common stock for each active dial-up subscriber of Galaxy as of March 31, 2001.

     9) By Subscriber Offer and Lock-up Agreement and Consent, Greenhold purchased the dial-up subscribers of Worldwide Internet, Inc., ("WWI"), a Delaware corporation consisting of approximately 320 DSL (Digital Subscriber Line) subscribers. By terms of the Agreement, the Company will issue 800,000 shares of Greenhold common stock and $250,000 to the shareholders of WWI for the DSL subscribers.

     The above-detailed purchases and acquisitions are part of the implementation of Greenhold's plan and objective to offer proprietary and entertainment content to the public over the Internet, thereby becoming a Proprietary Content Provider. Greenhold's goal is to acquire ISPs, web designers and other related Internet businesses to add value in the form of assets and growth potential to Greenhold.

     Greenhold plans to obtain the data from the largest manufacturers in the world and to recruit retirees who have worked and dealt with the products of these manufacturers and who will be expert-anchors.

     The Service, Distribution and Sales Tactics

     Greenhold intends to provide unique service by attaining critical mass and sharing it with the public. The idea is that our service becomes a necessary tool. Links to proprietary content owners will drive the client to our site, proving highly beneficial to the content-provider owner. Greenhold's site will be organized by manufacturer portal and stabilized search responses based on who, what, where, why, when and how questions, so an intelligent search can provide the client with information gained by accurate information-targeting in ways not previously possible. Strategic relations with major search engines will provide a direct link to our portals and will comprise the first level of distribution. Additional distribution through the packaging of products, brick-and-mortar sites, and tags with product advertisements by manufacturers will round out the approach.

     Advertising and Promotion

     In addition to print advertisements in various journals and newspapers, Greenhold plans to mount an aggressive public relations campaign to spread the message of the uniqueness of the Proprietary Content Provider concept and that we have amassed information and tied it to experts who understand the product and information and can assist the general public in gaining access to this content via the Internet.

     Employees

     The company currently has one full-time employee, the President, and one part-time employee, an executive administrator who is shared with Dana M. Gallup, Esq. During the next twelve months Greenhold will add two executive positions. A Chief Financial Officer will be hired in the last quarter of 2001 and an Acquisitions Officer will be hired in the second quarter of 2001. Early in 2002, as the Proprietary Content is developed, it is expected a staff of about 30 employees will be assembled to begin the program.

     Competition

     The company faces good strong competition from companies that are also in the process of acquiring dial-up subscribers from smaller ISPs. However, management believes these companies do not have the expertise to handle technically the next phase of providing Internet access. The company believes that no one has developed, acquired, or understands the concept of the Proprietary Content the company plans to offer as "last-mile" deliverable product.

     Government Regulation

     The company is not directly regulated by any particular regulation but fully expects there to be regulation developed to manage the Internet by various authorities at all levels of government.

PLAN OF OPERATION

     The following discussion should be read in conjunction with Greenhold's Financial Statements and Pro Forma, including the notes, appearing elsewhere in this Prospectus.

     Operations

     Greenhold's operations consist primarily of: (1) acquiring the subscriber base, (2) overseeing and coordinating the efforts of its subsidiaries, both present and future (see "Subsidiaries" below), and (3) acquiring the proprietary content in order to offer it to dial-up subscribers by mid-2002.

     As a Proprietary Content Provider, Greenhold will maintain portals and databases supported by intelligent search engines, online search capabilities, client search-assistants, and independent, experienced expert-anchors possessing expertise in their field and in-depth product knowledge and experience.

     By obtaining the drawings, schematics, instruction books and manuals from manufacturers, and storing that information within our databases, a person or "Client" logging onto Greenhold's website may search these databases with the help of our client search-assistants. These search-assistants can then connect the client to an experienced expert-anchor who has the in-depth knowledge of the item or product.

     As a Proprietary Content Provider, Greenhold will rely heavily on its subscriber base. Therefore, management plans to use a major portion (approximately 79%) of the proceeds of this offering to make additional acquisitions, including an estimated 15,000 dial-up subscribers, to further enhance its service capabilities. It is anticipated that these acquisitions will be completed by October 31, 2001. Management anticipates the funds raised in the offering will be sufficient to meet its funding needs for the next twelve months.

     The Company does not intend to participate in any product research and development, make any purchase or sale of plant or equipment, and expects no significant changes in the number of employees in the next twelve months.

     Dial-up Subscribers and ISP Service

     The acquisition of dial-up and DSL subscribers of uss.net, Galaxy Online, Inc., and Worldwide Internet, Inc. brings the total of (Greenhold) dial-up and DSL subscribers to approximately 6500. Online ServicesUSA will provide ISP services to all dial-up subscribers regardless of geographic location through its specially developed "virtual ISP". A Sales Access call center has been set up and staffed by Online ServicesUSA at Greenhold providing service in English, Spanish, French, German and Greek. Greenhold expects to have approximately 21,000 dial-up subscribers by the end of this first acquisition phase on or about October 31, 2001.

     Subsidiaries

     Each subsidiary will provide its own operating capital and may individually borrow commercially for its operating capital needs.

     WHOLLY-OWNED SUBSIDIARIES (all Florida corporations)

     Online Services of Miami, Inc. ("Miami"). Acquired on December 21, 2000 and effective December 31, 2000. An existing Point of Presence ("POP") operation Internet Service Provider ("ISP") locale consisting of 300 dial-up subscribers.

     Naples and Port Charlotte POP, Inc. ("Naples"). Acquired on December 21, 2000 and effective December 31, 2000. An existing POP operation, ISP locale, consisting of 500 dial-up subscribers.

     Nexgen Productions, Inc. ("Nexgen"). Acquired on December 21, 2000 and effective December 31, 2000. An existing Web design and hosting company.

     PARTIALLY-OWNED SUBSIDIARIES (all Florida corporations)

     Online Services USA, Inc. ("OnlineUSA"). Acquired 72% of shares on December 21, 2000 and effective December 31, 2000. An existing ISP with 2,000 dial-up subscribers.

     DNT(TECH), Inc. ("DNT"). Acquired 72% of shares on December 21, 2000 and effective December 31, 2000. An internet systems service company.

DESCRIPTION OF PROPERTY

     The Company does not own any real property and does not intend to make any such acquisitions in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Stock payments for acquisitions, etc. affecting beneficial shareholders listed above are detailed in the tables below.


                                            Company Acquired

                                                                    Naples/Port
Greenhold Shares             Online USA,        Online Services     Charlotte
Issued to                    Inc.               of Miami, Inc.      POP, Inc.
----------------             -----------        ---------------     -----------

John D. Harris                266,900              100,000            100,000
Dana M. Gallup                239,998
George Papapostolou            47,762              100,000            100,000



                                             Company Acquired

Greenhold Shares              DNT (TECH),          Uss.net,
Issued to                     Inc.                 Inc.               W5h, Inc.
----------------              -----------          --------           ---------

John D. Harris                  40,000
Dana M. Gallup                  36,000                                  75,000
George Papapostolou              2,000                                 100,000
Uss.net, Inc.                                      850,000
Ray Bolouri                                        500,000


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Prior to this offering there are 8,545,040 shares outstanding held by 29 shareholders. Upon completion of this Offering, Greenhold will have 9,545,040 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended. However, any share purchased by an affiliate (in general, a person who is in a control relationship with Greenhold), will be subject to the limitations of Rule 144 promulgated under the Securities Act.

     Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others) whose restricted shares have been fully paid for and meet the rule's one year holding provisions, including persons who may be deemed affiliates of Greenhold, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold in any three-month period is not more than the greater of 1% of the volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for two years, restricted securities may be sold by persons who are not affiliates of Greenhold without regard to volume limitations. Restricted securities held by affiliates must continue, even after the two-year holding period, to be sold in brokers' transactions or directly to market makers subject to the limitations described above.

     Lock-Up Agreement

     All shares issued to date, including those issued from acquisitions, are subject to a Pool and Lock-Up Agreement whereby no shares may be sold during the first 12 months, which period commenced December 21, 2000, after which the shares are subject to a pooling agreement whereby sale of shares is restricted to 5% of the shares so issued per month.

     Prior to this offering, no public market has existed for Greenhold's shares of common stock. No prediction can be made as to the effect, if any, that market shares or the availability of shares for sale will have on the market price prevailing from time to time. The sale or availability for sale, of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

EXECUTIVE COMPENSATION

     Greenhold's president and sole director and a part-time executive administrator are the only two employees. There is no current provision for directors to receive compensation. There are no employment agreements currently in effect.

LEGAL MATTERS

     Ledyard H. DeWees, P.A., Boca Raton, Florida, has rendered an opinion (which is filed as an exhibit to the registration statement of which this prospectus is a part) to the effect that the Shares, when issued and paid for as described herein, will constitute legally issued securities of the Company, fully paid and non-assessable.

FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION

     The financial statements for year ended December 31, 2000 are filed on pages F-1 - F-16. Pro Forma Financial Statements for December 31, 2000 are also included(pages PF-1 through PF-5).

                      GREENHOLD GROUP, INC. & SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

                      GREENHOLD GROUP, INC. & SUBSIDIARIES

                                    CONTENTS

                                                      Page
                                                     ------
Independent Auditor's Report                            F-3

Financial Statements:

  Consolidated Balance Sheet                            F-4

  Consolidated Statements of Operations                 F-5

  Consolidated Statements of Changes in
    Stockholders' Equity                                F-6

  Consolidated Statements of Cash Flows           F-7 - F-8

  Notes to Consolidated Financial Statements      F-9 - F-17

                              [COMPANY LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT

To The Board of Directors
Greenhold Group, Inc. & Subsidiaries

We have audited the accompanying consolidated balance sheet of Greenhold Group, Inc. & Subsidiaries, as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the eleven months then ended, year ended January 31, 2000 and for the period from March 22, 1999 (inception) through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenhold Group, Inc. & Subsidiaries as of December 31, 2000, and the results of its operations and its cash flows for the eleven months then ended, year ended January 31, 2000 and for the period from March 22, 1999 (inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States.



                                       /s/ EARL M. COHEN, C.P.A., P.A.


February 21, 2001
Boca Raton, Florida

                                     MEMBER
               American Institute of Certified Public Accountants
               Florida Institute of Certified Public Accountants

                       GREENHOLD GROUP, INC & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000


                          ASSETS

CURRENT ASSETS
  Cash                                            $   62,975
  Accounts receivable                                 21,171
  Deposits                                            10,100
  Other current assets                                15,253
                                                  ----------
    Total Current Assets                             109,499
                                                  ----------

PROPERTY, FURNITURE AND EQUIPMENT
  - NET                                              119,606
                                                  ----------

OTHER ASSETS
  Subscriber lists                                 2,482,908
  Goodwill                                         1,650,259
                                                  ----------

    Total Other Assets                             4,133,167
                                                  ----------

TOTAL ASSETS                                      $4,362,272
                                                  ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses           $  138,294
  Deferred revenue                                    32,572
  Note payable                                        50,000
  Notes payable - stockholders                       112,150
                                                  ----------

    Total Current Liabilities                        333,016

MINORITY INTEREST                                     43,963

COMMITMENTS

STOCKHOLDERS' EQUITY                               3,985,293
                                                  ----------

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                          $4,362,272
                                                  ==========

                Read accompanying Notes to Financial Statements.

                       GREENHOLD GROUP, INC & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       ELEVEN MONTHS ENDED DECEMBER 31, 2000, YEAR ENDED JANUARY 31, 2000
                                       AND
        PERIOD FROM MARCH 22, 1999 (INCEPTION) THROUGH DECEMBER 31, 2000


                                                                                       Period From
                                                                                      March 22, 1999
                                              Eleven                                   (Inception)
                                           Months Ended            Year Ended            Through
                                           December 31,            January 31,         December 31,
                                              2000                    2000                 2000
                                           ------------            -----------        --------------
REVENUES                                   $        --             $       --            $     --

EXPENSES
  General and administrative                    12,416                     --              12,416
                                           -----------             ----------            --------

NET LOSS                                   $   (12,416)            $       --            $(12,416)
                                           ===========             ==========            ========

LOSS PER SHARE                             $        --             $       --
                                           ===========             ==========

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                           3,151,919              3,000,000
                                           ===========             ==========

                Read accompanying Notes to Financial Statements.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
        PERIOD FROM MARCH 22, 1999 (INCEPTION) THROUGH DECEMBER 31, 2000


                                                                                            Accumulated
                                                                                             Deficit
                                             Common Stock                 Additional        During the
                                         # of              Par             Paid-in          Development
                                        Shares            Value            Capital             Stage                Total
                                       ---------          ------          ----------        -----------          -----------
January 31, 2000 - common
  shares issued for cash               3,000,000          $3,000          $       --          $     --           $     3,000

Net income (loss) during
  period                                      --              --                  --                --                    --
                                       ---------          ------          ----------          --------           -----------

Balance - January 31, 2000             3,000,000           3,000                  --                --                 3,000

December 21, 2000 - common
  shares issued upon purchase
  acquisitions                         4,675,040           4,675           3,181,375                --             3,186,050

December 21, 2000 - common
  shares issued upon purchase
  of subscriber list                     850,000             850             799,150                --               800,000

December 28, 2000 - common
  shares issued for cash                  20,000              20               4,980                --                 5,000

Reclassification of amount
  due to stockholder to
  additional paid-in capital                  --              --               3,659                --                 3,659

Net (loss) during period                      --              --                  --           (12,416)              (12,416)
                                       ---------          ------          ----------          --------           -----------

Balance - December 31, 2000            8,545,040          $8,545          $3,989,164          $(12,416)          $ 3,985,293
                                       =========          ======          ==========          ========           ===========

                Read accompanying Notes to Financial Statements.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
       ELEVEN MONTHS ENDED DECEMBER 31, 2000, YEAR ENDED JANUARY 31, 2000
                                       AND
        PERIOD FROM MARCH 22, 1999 (INCEPTION) THROUGH DECEMBER 31, 2000


                                                                                 Period From
                                                                                March 22, 1999
                                                 Eleven                          (Inception)
                                              Months Ended       Year Ended        Through
                                              December 31,       January 31,     December 31,
                                                  2000              2000             2000
                                              ------------       -----------    --------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net (loss)                                    $(12,416)          $   --          $(12,416)
  Adjustments to reconcile
    net loss to net cash (used in)
    operating activities:
    Changes in assets and
    liabilities net of effects
    from purchase acquisitions:
      Increase in accounts
      payable                                      5,865               --             5,865
                                                --------           ------          --------

NET CASH (USED IN) OPERATING
  ACTIVITIES                                      (6,551)              --            (6,551)
                                                --------           ------          --------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Cash acquired from acquisitions                 47,867               --            47,867
                                                --------           ------          --------

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from issuance of common
    stock                                          5,000            3,000             8,000
  Increase in amount due to related
    parties                                       13,659               --            13,659
                                                --------           ------          --------

NET CASH PROVIDED BY FINANCING
  ACTIVITIES                                      18,659            3,000            21,659
                                                --------           ------          --------

NET INCREASE IN CASH                              59,975            3,000            62,975

CASH - BEGINNING                                   3,000               --                --
                                                --------           ------          --------

CASH - ENDING                                   $ 62,975           $3,000          $ 62,975
                                                ========           ======          ========

                Read accompanying Notes to Financial Statements.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
       ELEVEN MONTHS ENDED DECEMBER 31, 2000, YEAR ENDED JANUARY 31, 2000
                                       AND
        PERIOD FROM MARCH 22, 1999 (INCEPTION) THROUGH DECEMBER 31, 2000


SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

On December 21, 2000 effective December 31, 2000, the Company acquired all of the outstanding common shares of W5h, Inc., a development stage company, engaged to construct a proprietary information database on the Internet by issuing 1,985,000 common shares for a value of $1,488,750.

On December 21, 2000 effective December 31, 2000, the Company acquired 72% of the outstanding common shares of On Line Services U.S.A., Inc., an Internet service provider by issuing 1,294,040 common shares for a value of $1,000,000.

On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of Naples and Port Charlotte Pop, Inc., an Internet service provider by issuing 500,000 common shares for a value of $250,000.

On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of On Line Services of Miami, Inc., an Internet service provider by issuing 200,000 common shares for a value of $150,000.

On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of Nexgen Productions, Inc., a website development and web hosting company by issuing 300,000 common shares for a value of $225,000.

On December 21, 2000 effective December 31, 2000, the Company acquired 72% of the outstanding common shares of DNT (Tech), Inc., an Internet systems service company by issuing 96,000 common shares for a value of $72,000.

On December 21, 2000 effective December 31, 2000, the Company purchased the subscriber list of an Internet service provider by issuing 850,000 common shares and a note payable for $100,000 for a total value of $900,000.

An amount due to stockholder of $3,659 was reclassified to additional paid-in capital.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1.  ORGANIZATION

         Greenhold Group, Inc. was incorporated on March 22, 1999 under the laws of the State of Florida. The company was originally a "shell" company, the purpose of which was to seek and consummate a merger or acquisition. With the acquisitions referred to in Note 3, the Company ceased to be a development stage company and now operates as an Internet service provider with subscribers mainly in Southeast and Southwest Florida, and Illinois. The Company extends credit to some of its customers. The Company's headquarters is in Oakland Park, Florida.

         The Company changed its fiscal year-end from January 31 to December 31.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         These consolidated financial statements include the accounts of the Company and its more than 50% owned subsidiaries, W5h, Inc., On Line Services U.S.A., Inc., Naples and Port Charlotte Pop, Inc., On Line Services of Miami, Inc., Nexgen Productions, Inc. and DNT (Tech), Inc. from the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

         REVENUE RECOGNITION

         Subscriber and other fees are recognized over the period services are provided. Deferred revenue represents monthly, quarterly, half-yearly, annual and three-year subscriber fees billed in advance. Revenue from web hosting services are recognized when the service is provided and revenue from website development and design services are recognized when completed.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY, FURNITURE AND EQUIPMENT

         Property, furniture and equipment is recorded at cost. Expenditures for major betterments and additions are capitalized while replacements, maintenance and repairs which do not improve or extend the life of the respective assets, are expensed.

         Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

                Furniture and fixtures                   7 years
                Computer equipment                  3 to 7 years

         INTANGIBLE ASSETS

         Intangible assets are recorded at cost. Amortization is computed by the straight-line method over the estimated useful lives of the assets as follows:

                Subscriber lists                    3 years
                Goodwill                            3 years

         Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of the asset to the net future cash flows expected to be generated from the asset. No impairments were recognized in 2000.

         INCOME TAXES

         Deferred income taxes are provided for differences between the basis of assets and liabilities for financial and income tax reporting. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets is not reasonably assured.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         INCOME (LOSS) PER SHARE

         Income (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares outstanding.

         STATEMENT OF CASH FLOWS

         For purposes of this statement the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         USE OF ESTIMATES

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Accordingly, actual results could vary from the estimates that were assumed in preparing the financial statements.

NOTE 3.  ACQUISITIONS

         BUSINESS ACQUISITIONS

         On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of W5h, Inc., a development stage company, engaged to construct a proprietary information database on the Internet by issuing 1,985,000 common shares for a value of $1,488,750. Goodwill of $1,429,017 was recorded in this transaction and is being amortized over three years using the straight line method.

         On December 21, 2000 effective December 31, 2000, the Company acquired 72% of the outstanding common shares of On Line Services U.S.A., Inc., an Internet service

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 3.  ACQUISITIONS (CONTINUED)

         BUSINESS ACQUISITIONS

         provider by issuing 1,294,040 common shares for a value of $1,000,000. Subscriber list of $1,082,032 was recorded in this transaction and is being amortized over three years using the straight line method.

         On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of Naples and Port Charlotte Pop, Inc., an Internet service provider by issuing 500,000 common shares for a value of $250,000. Subscriber list of $264,538 was recorded in this transaction and is being amortized over three years using the straight line method.

         On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of On Line Services of Miami, Inc., an Internet service provider by issuing 200,000 common shares for a value of $150,000. Subscriber list of $236,338 was recorded in this transaction and is being amortized over three years using the straight line method.

         On December 21, 2000 effective December 31, 2000, the Company acquired all the outstanding common shares of Nexgen Productions, Inc., a website development and web hosting company by issuing 300,000 common shares for a value of $225,000. Goodwill of $221,242 was recorded in this transaction and is being amortized over three years using the straight line method.

         On December 21, 2000 effective December 31, 2000, the Company acquired 72% of the outstanding common shares of DNT (Tech), Inc., an Internet systems service company by issuing 96,000 common shares for a value of $72,000. The transaction resulted in an excess of fair value of net assets acquired over the purchase price in the amount of $41,049. This excess was allocated as a reduction to computer and office equipment.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 3.  ACQUISITIONS (CONTINUED)

         The following summarizes the fair value of the assets acquired and liabilities assumed:

            Cash                                      $  47,867
            Accounts receivable                          20,871
            Other current assets                         15,253
            Due from affiliates                         207,020
            Deposits                                     10,100
            Property and equipment                      160,655
            Accounts payable/accrued expenses           (82,414)
            Deferred revenue                            (32,572)
            Due to officer                             (112,150)
            Due to affiliates                          (197,035)
                                                      ---------

            Net Assets                                $  37,595
                                                      =========

         The following pro forma consolidated financial information gives effect to the acquisition as if it had occurred at the beginning of the respective periods presented. The pro forma consolidated financial information is not necessarily indicative of the consolidated results that would have occurred, nor is it necessarily indicative of results that may occur in the future.

                                                      Period from
                                                     March 22, 1999
                                                       (Inception)
                               Eleven Months             Through
                             Ended December 31,        December 31,
                                   2000                    2000
                             ------------------      --------------
Revenues                        $   647,956            $   282,209
                                ===========            ===========
Net income (loss)               $(1,784,152)           $(1,067,173)
                                ===========            ===========
Loss per share                  $      (.21)           $      (.13)
                                ===========            ===========
Weighted average
  shares
  outstanding                     8,525,000              8,525,000
                                ===========            ===========

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 3.  ACQUISITIONS (CONTINUED)

         SUBSCRIBER LIST

         On December 21, 2000 effective December 31, 2000, the Company purchased the subscriber list of an Internet service provider by issuing 850,000 common shares and a note payable for $100,000 for a total value of $900,000. The subscriber list is being amortized over three years using the straight-line method.

NOTE 4.  PROPERTY AND EQUIPMENT

         Property and equipment as of December 31, 2000 was as follows:

            Furniture and equipment                 $ 15,796
            Computer equipment                       103,810
                                                    --------
                                                     119,606
            Accumulated depreciation                      --
                                                    --------

            Total                                   $119,606
                                                    ========

NOTE 5.  NOTE PAYABLE

         Note payable consists of the amount due to the Internet service provider for the purchase of a subscriber list referred to in Note 3. The note is non-interest bearing and was paid on January 19, 2001.

NOTE 6.  NOTES PAYABLE - STOCKHOLDERS

         Notes payable - stockholders consist of unsecured notes bearing interest at 18% per annum for working capital purposes. The advances are due within 60 days of the date of the advance but are automatically renewable. Subsequent to December 31, 2000, additional advances of $110,000 were made.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 7.  INCOME TAXES

         As of December 31, 2000, no deferred income taxes have been recorded due to the Company having no history of profitable operations. Significant components of the Company's net deferred income tax asset are as follows:

           Start-up expenditures                        $ 2,400
           Less: Valuation allowance                     (2,400)
                                                        -------

           Net deferred income tax asset                $    --
                                                        =======

         The reconciliation of income tax (benefit) computed at the federal statutory rate to income tax expense (benefit) is as follows:

           Tax (benefit) at federal statutory rate         (15.00)%
           State tax (benefit), net of federal
             benefit                                        (4.68)
           Valuation allowance                              19.68
                                                           ------

           Tax provision (benefit)                          00.00%
                                                           ======

NOTE 8.  CAPITAL STOCK

         The Company has authorized 50,000,000 common shares with a par value of $.001 per share. As of December 31, 2000, 8,545,040 common shares were issued and outstanding.

NOTE 9.  COMMITMENTS

         The Company leases its Ft.Lauderdale and Ft. Myers, Florida office facilities under operating leases expiring through December 31, 2005. The Ft. Lauderdale lease provides for monthly rental payments of $2,695 including sales tax. The rental payments are subject to 5% increases each lease year. The Ft. Myers lease provides for monthly base rent of $1,140 plus sales tax and its share of building operating expenses.

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 9.  COMMITMENTS (CONTINUED)

         The Company also leases computer equipment under a noncancelable lease expiring November 2003.

         Future minimum lease payments due under these leases for the years ending subsequent to December 31, 2000 are as follows:

                    December 31,                 Amount
                    ------------                --------
                       2001                     $ 63,698
                       2002                       47,642
                       2003                       48,426
                       2004                       39,314
                       2005                       43,344
                                                --------

                    Total                       $242,424
                                                ========

NOTE 10. SUBSEQUENT EVENTS

         On January 1, 2001, the Company purchased furniture and computer equipment from a stockholder for $20,000. The Company issued a note, payable in 36 monthly installments of $664 including interest at 12%.

         On January 24, 2001, the Company purchased the subscriber list of an Internet service provider for approximately $960,000 by issuing 800,000 common shares ($.89 per share) with the balance of $250,000 payable in cash by March 31, 2001. The purchase price price may be adjusted depending upon the actual number of subscribers as of February 15, 2001. In conjunction with this transaction, the Company purchased computer equipment for $9,300.

         On January 24, 2001 effective March 31, 2001, the Company purchased the subscriber list of an Internet service provider for $150 per subscriber in a transaction valued

                      GREENHOLD GROUP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 10. SUBSEQUENT EVENTS (CONTINUED)

         at approximately $255,000. The purchase price may be adjusted depending upon the actual number of subscribers as of March 30, 2001. The purchase price is payable $50 cash and the issuance of 100 common shares per subscriber ($1.00 per share).

Item 7 Part (b)

The unaudited proforma condensed combined balance sheet as of December 31, 2000 and the unaudited proforma condensed combined statements of operations for the year then ended assumes the acquisitions occurred on January 1, 2000. The proforma information is based upon the historical financial statements of the companies presented. The proforma condensed financial statements are not necessarily indicative of the financial position or results of operations of the Company that would have actually occurred had the acquisition been in effect as of the date or for the periods presented. The proforma financial information should be read in conjunction with the Company's historical financial statements, including notes thereto, which are incorporated herein by reference.

On December 21, 2000, effective December 31, 2000, the Company acquired all the outstanding common shares of W5h, Inc., Naples and Port Charlotte Pop, Inc., On Line Services of Miami, Inc., and Nexgen Productions, Inc. and 72% of the outstanding common shares of On Line Services U.S.A., Inc., and DNT (Tech), Inc. These acquisitions have been recorded using the purchase method of accounting under generally accepted accounting principles. In addition, the Company purchased the subscriber list of USSnet, Inc.

                              GREENHOLD GROUP, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                                   (UNAUDITED)


                                  Greenhold                  On Line Services     Naples & Port          Nexgen
                                  Group, Inc.    W5H, Inc.    of Miami, Inc.   Charlotte Pop, Inc.  Productions, Inc.
                                  -----------    ---------   ----------------  -------------------  -----------------
ASSETS

CURRENT ASSETS
  Cash                              $15,108      $ 36,818        $ 5,732              $    3             $  981
  Accounts receivable                   300            --             --                  --              5,159
  Deposit                                --        10,000             --                 100                 --
  Due from related parties               --       114,100         10,000                  --                 --
  Other current assets                   --            --             --                  --                 --
                                    -------      --------        -------              ------             ------
      Total Current Assets           15,408       160,918         15,732                 103              6,140
                                    -------      --------        -------              ------             ------

PROPERTY & EQUIPMENT - NET               --         4,943             --               6,749                 --

                                    -------      --------        -------              ------             ------

OTHER ASSETS
  SUBSCRIBER LISTS                       --            --             --                  --                 --

GOODWILL                                 --            --             --                  --                 --

                                    -------      --------        -------              ------             ------
      Total Other Assets                  0             0              0                   0                  0
                                    -------      --------        -------              ------             ------

TOTAL ASSETS                        $15,408      $165,861        $15,732              $6,852             $6,140
                                    =======      ========        =======              ======             ======

                                  On Line Services                         Pro Forma        Pro Forma
                                    U.S.A., Inc.     DNT (Tech), Inc.     Adjustments       Combined
                                  ----------------   ----------------     -----------      ----------
ASSETS

CURRENT ASSETS
  Cash                                $  4,282        $       51                 --        $   62,975
  Accounts receivable                   15,712                --                 --            21,171
  Deposit                                   --                --                 --            10,100
  Due from related parties              15,600            67,320(c)        (207,020)                0
  Other current assets                  15,253                --                 --            15,253
                                      --------          --------          ----------       ----------
      Total Current Assets              50,847            67,371           (207,020)          109,499
                                      --------          --------          ----------       ----------

PROPERTY & EQUIPMENT - NET              57,397            91,566(a)         (36,340)          131,583
                                                                (b)           7,268
                                      --------          --------          ----------       ----------

OTHER ASSETS
  SUBSCRIBER LISTS                          --                  (a)        2,325,925        1,550,617
                                                                (b)         (775,308)
GOODWILL                                    --                  (a)        1,206,568          804,378
                                                                (b)         (402,190)
                                      --------          --------          ----------       ----------
      Total Other Assets                     0                 0           2,354,995        2,354,995
                                      --------          --------          ----------       ----------

TOTAL ASSETS                          $108,244          $158,937          $2,118,903       $2,596,077
                                      ========          ========          ==========       ==========

                              GREENHOLD GROUP, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                                   (UNAUDITED)

                                           Greenhold                   On Line Services        Naples & Port          Nexgen
                                          Group, Inc.     W5H, Inc.     of Miami, Inc.      Charlotte Pop, Inc.  Productions, Inc.
                                          -----------     ---------    ----------------     -------------------  -----------------
LIABILITIES & STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES
  Accounts payable                            5,865          6,128              250                    15               2,382
  Deferred revenue                               --             --            1,720                 5,775                  --
  Note payable                                   --             --               --                    --                  --
  Loan payable - officer                         --        100,000               --                    --                  --
  Due to related parties                     10,000             --          100,100                15,600                  --
                                           --------       --------        ---------              --------             -------
      Total Current Liabilities              15,865        106,128          102,070                21,390               2,382
                                           --------       --------        ---------              --------             -------

Minority interest                                --             --               --                    --                  --

                                           --------       --------        ---------              --------             -------

STOCKHOLDERS' EQUITY
  Common stock                                3,320          4,963              200                  500                 100

  Additional paid-in capital                  8,639        478,913           26,800               31,500               7,243

  Retained earnings                         (12,416)      (424,143)        (113,338)             (46,538)             (3,585)


                                           --------       --------        ---------             --------             -------
      Total Stockholders' Equity               (457)        59,733          (86,338)             (14,538)              3,758
                                           --------       --------        ---------             --------             -------

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                       $ 15,408       $165,861        $  15,732             $  6,852             $ 6,140
                                           ========       ========        =========             ========             =======

                                          On Line Services                        Pro Forma          Pro Forma
                                            U.S.A., Inc.     DNT (Tech), Inc.    Adjustments          Combined
                                          ----------------   ----------------    -----------        -----------
LIABILITIES & STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES
  Accounts payable                              71,729              1,925                 --             88,294
  Deferred revenue                              25,077                 --                 --             32,572
  Note payable                                      --                 --(a)         100,000            100,000
  Loan payable - officer                        12,150                 --                 --            112,150
  Due to related parties                        81,320                 --(c)        (207,020)                 0
                                             ---------           --------        -----------        -----------
      Total Current Liabilities                190,276              1,925           (107,020)           333,016
                                             ---------           --------        -----------        -----------

Minority interest                                   --                 --(a)          42,132             43,963
                                                                         (e)           1,831
                                             ---------           --------        -----------        -----------

STOCKHOLDERS' EQUITY
  Common stock                                  10,000            100,000(a)        (110,538)             8,545

  Additional paid-in capital                   218,466             46,590(a)       3,200,239          4,018,390

  Retained earnings                           (310,498)            10,422(a)         264,320         (1,807,837)
                                                                         (b)      (1,170,230)
                                                                         (e)          (1,831)
                                             ---------           --------        -----------        -----------
      Total Stockholders' Equity               (82,032)           157,012          2,181,960          2,219,098
                                             ---------           --------        -----------        -----------

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                         $ 108,244           $158,937        $ 2,118,903        $ 2,596,077
                                             =========           ========        ===========        ===========

                              GREENHOLD GROUP, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)


                                          Greenhold                    On Line Services       Naples & Port          Nexgen
                                          Group, Inc.     W5H, Inc.     of Miami, Inc.     Charlotte Pop, Inc.  Productions, Inc.
                                          -----------     ---------    ----------------    -------------------  -----------------
REVENUES - NET                                   --              --       $  30,916             $ 57,677            $123,909

COST OF REVENUES                                 --              --           7,961               38,710                  --
                                           --------       ---------       ---------             --------            --------

GROSS PROFIT                                     --              --          22,955               18,967             123,909
                                           --------       ---------       ---------             --------            --------

EXPENSES
  General & administrative                   12,416         423,872         128,165               48,809             112,774
  Depreciation & amortization                    --             271              --                4,499               9,028
  Interest expense                               --              --              --                   --                  --
  Minority interest in net income                --              --              --                   --                  --
                                           --------       ---------       ---------             --------            --------
      Total Expenses                         12,416         424,143         128,165               53,308             121,802
                                           --------       ---------       ---------             --------            --------

NET INCOME (LOSS)                          $(12,416)      $(424,143)      $(105,210)            $(34,341)           $  2,107
                                           ========       =========       =========             ========            ========

LOSS PER SHARE


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING


                                               On Line Services                            Pro Forma           Pro Forma
                                                 U.S.A., Inc.       DNT (Tech), Inc.      Adjustments          Combined
                                               ----------------     ----------------      -----------         -----------
REVENUES - NET                                     $ 499,948           $49,930(d)         $  (114,424)        $   647,956

COST OF REVENUES                                     160,883                --                     --             207,554
                                                   ---------           -------            -----------         -----------

GROSS PROFIT                                         339,065            49,930               (114,424)            440,402
                                                   ---------           -------            -----------         -----------

EXPENSES
  General & administrative                           366,364            15,385(d)            (114,424)            993,361
  Depreciation & amortization                         16,586            28,005(b)           1,170,230           1,228,619
  Interest expense                                       743                --                     --                 743
  Minority interest in net income                         --                --(e)               1,831               1,831
                                                   ---------           -------            -----------         -----------
      Total Expenses                                 383,693            43,390              1,057,637           2,224,554
                                                   ---------           -------            -----------         -----------

NET INCOME (LOSS)                                  $ (44,628)          $ 6,540            $(1,172,061)        $(1,784,152)
                                                   =========           =======            ===========         ===========

LOSS PER SHARE                                                                                                     ($0.21)
                                                                                                              ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                                      8,525,000
                                                                                                              ===========

                              GREENHOLD GROUP, INC.
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                DECEMBER 31, 2000


(a) Adjustments to reflect acquisitions as if they had occurred on January 1, 2000. The excess of the purchase price over the fair value of net assets acquired were allocated as follows:

        Subscriber Lists                                Amount
        ----------------                              ----------

        On Line Services of Miami, Inc.               $  147,128
        Naples and Port Charlotte Pop, Inc.              239,197
        On Line Services U.S.A., Inc.                  1,039,600
        USSnet, Inc.                                     900,000
                                                      ----------

                                                      $2,325,925
                                                      ==========

        Goodwill                                        Amount
        --------                                      ----------
        Nexgen Productions, Inc.                      $  201,694
        W5h, Inc.                                      1,004,874
                                                      ----------

                                                      $1,206,568
                                                      ==========

Subscriber lists and goodwill are being amortized over three years using the straight-line method.

No minority interest was recorded as a result of the 72% purchase of On Line Services U.S.A., Inc. as the Company had a deficit.

The purchase of DNT (Tech), Inc. resulted in an excess of fair value of net assets acquired over the purchase price in the amount of $36,340. This excess was allocated as a reduction to computer and office equipment and is being amortized over five years on the straight-line method.

                              GREENHOLD GROUP, INC.
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                DECEMBER 31, 2000


(b)  Adjustments to reflect amortization of the following (see (a) above):

                                                        Amount
                                                      ----------
        Amortization of subscriber lists              $  775,308
        Amortization of goodwill                         402,190
                                                      ----------

                                                       1,177,498
        Adjustment to depreciation as a
        result of an excess of fair value
        of net assets acquired over the
        purchase price of DNT (Tech), Inc.                (7,268)
                                                      ----------

                                                      $1,170,230
                                                      ==========

(c)  Adjustment to eliminate intercompany accounts.

(d) Adjustment to eliminate intercompany charges for marketing, technical and general and administrative expenses.

(e) Adjustment to record 28% minority interest in net income of DNT (Tech), Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation and Florida law contain provisions relating to the indemnification of officers and directors. Generally, they provide that the Company may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company. It must be shown that he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant estimates that the expenses payable by it in connection with the Offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:


         SEC registration fee                                             264
         Printing and engraving expenses                                  336
         Accounting fees and expenses                                     500
         Legal fees and expenses                                        2,500
         Blue sky fees and expenses                                     3,400
         Miscellaneous                                                  3,000
                                                                     --------
         Total                                                       $ 10,000
                                                                     ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.  EXHIBITS

         (a) The following exhibits are filed as part of this Registration Statement. Note: Information required by Item 601(b)(4) appears in Exhibit 3.1 Articles of Incorporation. See Index to Exhibits page II-5.

Exhibit
Number      Description
-------     -----------

3.1         Articles of Incorporation
3.2         Amendment to Articles of Incorporation
3.3         By-Laws
4.1         Sample Lock-Up Agreement
5.0         Opinion on Legality
21          List of Subsidiaries of Greenhold Group, Inc.
23          Consent of Accountant

ITEM 28.  UNDERTAKINGS.

         The undersigned Company undertakes to:

         (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from the registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Greenhold pursuant to the provisions referred to under Item 24 of this Registration Statement, or otherwise, Greenhold has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Greenhold of expenses incurred or paid by a director, officer or a controlling person of Green hold in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Greenhold under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (1) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned.


                                               GREENHOLD GROUP, INC.
                                               (Registrant)



Date:  May 2, 2001                             By: /s/ John D. Harris
                                                   -----------------------------
                                                       John D. Harris
                                                       President

                                Index to Exhibits

Exhibit Number             Page Number         Description
--------------             -----------         -----------

 3.1                       E-1               Articles of Incorporation
 3.2                       E-4               Amendments (2) to Articles of
                                             Incorporation
 3.3                       E-7               Bylaws of Greenhold Group, Inc.
 4.1                       E-26              Sample Lockup Agreement
 5                         E-32              Opinion on Legality
 21                        E-33              List of Subsidiaries of
                                             Greenhold Group, Inc.
 23                        E-34              Consent of Accountant